Exhibit 23(b)
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                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
CNB Bancshares, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of CNB Bancshares, Inc. of our report dated January 14, 1999, relating to the consolidated balance sheet of CNB Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998 annual report on Form 10-K of CNB Bancshares, Inc.



/s/ KPMG LLP

KPMG LLP
St. Louis, Missouri
April 14, 1999